Exhibit 99

FOR IMMEDIATE RELEASE

October 27, 2004


                       THE EASTERN COMPANY REPORTS RESULTS
                  FOR THE THIRD QUARTER AND NINE MONTHS OF 2004


Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the results of its operations for the third quarter and nine months of 2004. Sales for the quarter were $25,500,000 compared to $21,900,000 for the same period in 2003 a 17% increase, while net income was $1,506,000, or $0.40 per diluted share, compared to the $943,000, or $0.26 per diluted share, reported in the third quarter of 2003, a 60% increase.

Year to date earnings for the nine-month period ended October 2, 2004 were $3,344,000, or $0.90 per diluted share, compared to $2,833,000, or $0.78 per diluted share for the same period in 2003, an 18% increase. Net sales for the nine months were $75,400,000 compared to $65,000,000 for the first nine months of the previous year, a 16% increase.

Leonard F. Leganza, President and CEO stated, "The sales increase in the third quarter and nine month period reflected the increased business in the Company's Industrial Hardware and Security Products segments. Sales in the Metal Products segment were lower than the third quarter and nine months of the previous year. Industrial Hardware sales increased in the utility and maintenance truck market which, in addition to our many other products, utilize our new enhanced electronic locking systems designed to keep service vehicle compartments secured from unauthorized access. Within the government sector, there was greater demand for our latching systems and other hardware used for military vehicles such as the HumVee and military trucks. Sales were also greater in the heavy Class 8 truck market where we supply the "Sleeper Boxes" to Freightliner for use in their Western Star tractor trailer trucks."

Mr. Leganza continued. "In the Security Products segment, sales increases were partly due to the introduction of our new SearchAlert luggage lock early this year. This lock makes it practical for airline passengers to lock their checked luggage with less concern that the Transportation Security Administration baggage screeners might damage their lock in order to gain access to their bags. Our Lock features a color-coded window to indicate whether the baggage has been entered.

In the Metal Products segment, sales declines reflected changes in underground mining technology leading to fewer mine roof support anchors used than in the past. However, with the current record high energy prices we could expect to see some improvement in the Metal Products segment as demand for coal increases."


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Mr. Leganza commented further, "Overall, this was the Company's fourth consecutive quarter of improved sales and we anticipate the trend will continue through the balance of 2004. Earnings improvements in the third quarter also benefited from the higher volumes of production resulting in efficiencies and cost savings. In addition, selective increases in pricing had a positive impact on net earnings as the Company began to recoup some of the earlier rises in the cost of steel and other raw material used in our manufacturing processes."

"The year to date earnings of $0.90 per diluted share have been impacted by the legal expenses and mediated settlement of an alleged patent infringement suit, as was reported in the first half of the year. Those charges, net of taxes, through nine months were $484,000 or $0.13 per diluted share. Year to date earnings also reflect the start up costs of our Shanghai China subsidiary amounting to $394,000 or $0.11 per diluted share. Although, the start up of the Shanghai operation has taken slightly longer than previously planned, we are confident that this subsidiary will be an important competitive source of product for our North American based companies and will also facilitate our entry into the China markets with our many products"

The Eastern Company is a 146-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.


Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255

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Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)


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

                                              THREE Months Ended                               NINE Months Ended

                                         13 wks                    13 wks                   39 wks                 39 wks
                                      Oct. 2, 2004             Sept. 27, 2003             Oct. 2, 2004         Sept. 27, 2003
                                      ------------             --------------             ------------         --------------
Net Sales                              $25,494,490               $ 21,864,105              $75,357,662           $ 65,045,930


Net Income After Tax                     1,506,435                    942,759                3,343,534              2,832,824


Net Income Per Share:
                   Basic                  $   0.41                   $   0.26                 $   0.92               $   0.78
                   Diluted                $   0.40                   $   0.26                 $   0.90               $   0.78

Weighted average shares outstandings:
                   Basic                 3,631,028                  3,612,748                3,625,627              3,622,791
                   Diluted               3,732,969                  3,688,008                3,728,337              3,649,612


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